EXHIBIT A-1

FORM OF

CERTIFICATE OF INCORPORATION

OF

KEYSPAN NEW ENGLAND, INC.

         FIRST: The name of the corporation shall be "KeySpan New England, Inc."

         SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, #400, in the City of Wilmington, County of New Castle, Delaware 19808. Its registered agent at such address is Corporation Service Company.

         THIRD: The purpose of the Corporation is to engage in all lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware.

         FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is One Thousand (1,000), designated as common stock, and the par value of each such share of common stock is one cent ($0.01), amounting in the aggregate to Ten Dollars ($10.00).

         FIFTH: The name of the incorporator is Alfred C. Bereche, and his mailing address is One MetroTech Center, Brooklyn, New York 11201.

         SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws of the Corporation.

         SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

         IN WITNESS WHEREOF, the undersigned, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate this _____ day of _____________, 2001.

                                         ________________________
                                         Alfred C. Bereche